EXHIBIT 99.1


July 28, 1999



Mr. Rick Thode
PricewaterhouseCoopers
1055 Broadway, 10th Floor
Kansas City, MO 64105


Dear Rick:

Over these past few months NPC International, Inc. ("the Company"), through its audit committee, has attempted to work toward a resolution of the unsatisfactory working relationship and service issues that we experienced during our fiscal 1999 audit. In an attempt to proactively resolve this matter we have requested a change in the engagement partner as a condition to considering PricewaterhouseCoopers ("PWC") as a candidate to conduct the audit of the Company's financial statements for the current fiscal year ("the fiscal year 2000 audit"). We expressed to PWC earlier our desire to replace the engagement partner as a significant consideration in the Audit Committee's determination as to whether PWC would be engaged to perform the fiscal year 2000 audit.

In view of PWC's unwillingness to assign a new engagement partner, which was recently communicated to us, it is our understanding that we are in mutual agreement that the Company should commence a search for a new public accounting firm to perform the fiscal year 2000 audit.

Sincerely,



Fran D. Jabara
Chairman of the Audit committee

FDJ:lal
cc:  Bob Cressler
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     Bill Freeman
     John Granda